Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G dated April 16, 2026 relating to the Common Shares, without par value, of Skeena Resources Ltd shall be filed on behalf of the undersigned.

KEY GROUP LONG TERM INVESTMENTS LP By: /s/ Sunil Jagwani
Name: Sunil Jagwani
Title: General Partner

SUNIL JAGWANI By: /s/ Sunil Jagwani